Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com
Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com
PULTE HOMES REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
•	Net Loss of $0.33 Per Diluted Share, Including $132.1 Million in Impairments and Land-Related Charges

•	Consolidated Revenues of $1.9 Billion for the Quarter, Down 37%

•	Q1 Closings were 5,420 Homes, a Decline of 37%; Average Sales Price Per Home Decreased 2% to $330,000

•	Contract Backlog Valued at $4.7 Billion, Representing 13,334 Homes

•	Q1 2007 Debt-to-Capitalization Ratio 35%

•	Company Provides Second Quarter 2007 Guidance
          Bloomfield Hills, MI, April 25, 2007 — Pulte Homes (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2007. For the quarter, the Company reported a net loss of $85.7 million, or $0.33 per diluted share, compared with $262.6 million of net income for the prior year first quarter, or $1.01 per diluted share. Consolidated revenues for the quarter were $1.9 billion, a decline of 37% from prior year revenues of $3 billion.
          “Overall, the homebuilding environment remained challenging during the first quarter of 2007, as elevated inventory levels combined with weak consumer confidence for housing continue to place pressure on results,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “During this period of market weakness, Pulte continues to focus on maintaining a healthy balance sheet and adjusting our house and land inventory levels to better match current market conditions.”
          Revenues from homebuilding settlements in the first quarter decreased 38% to $1.8 billion compared with $2.9 billion last year. The change in revenue for the quarter reflects a 37% decrease in closings to 5,420 homes, and a 2% decrease in average selling price to $330,000.
          First quarter homebuilding pre-tax loss was approximately $148.4 million, compared with prior year pre-tax income of $377.6 million. The pre-tax loss for the period reflects a decline in gross margins to 11% from 23% in the prior year quarter, combined with an increase in SG&A as a percentage of home sale revenues to 16% compared with 10% for the same period last year. Homebuilding pre-tax loss for the first quarter of 2007 is inclusive of approximately $132.1 million of pre-tax charges, or $0.31 per diluted share on an after-tax basis, resulting from adjustments to land inventory and land held for sale, and the write-off of deposits and pre-acquisition costs associated with land transactions the Company no longer plans to pursue.
          Net new home orders for the first quarter were 8,499 homes, valued at $2.9 billion, both representing declines of 21% from prior year first quarter results. Pulte Homes’ ending backlog as of March 31, 2007 was valued at $4.7 billion (13,334 homes), compared with a value of $7.1 billion (19,940 homes) at the end of last year’s first quarter. At the end of the first quarter 2007, the Company’s debt-to-capitalization ratio was 35%.
          The Company’s financial services operations reported pre-tax income of $13.2 million for the first quarter 2007 compared with $49.3 million of pre-tax income for the prior year’s quarter. The first quarter 2006 results reflect a gain of approximately $31.6 million from the sale by Pulte Mortgage LLC of its investment in a Mexico-based mortgage-banking unit. The decrease in first quarter 2007 pre-tax income was primarily due to lower mortgage originations funded during the quarter compared with the prior year’s quarter. The mortgage capture rate for the quarter was 93%, compared with 89.3% for the same quarter last year.
Second Quarter 2007 Guidance
          “For the second quarter of 2007, we are providing guidance in the range from break-even to a loss of $.10 per diluted share, exclusive of any additional land-related charges,” said Dugas. “Due to the lack of earnings visibility, difficult market conditions that exist today and uncertainty regarding possible land-related charges going forward, we are not in a position at this time to provide guidance for the remainder of 2007.”
          A conference call discussing Pulte Homes’ first quarter 2007 results will be held Thursday, April 26, 2007 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.
          Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2006 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes
Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 50 markets and 26 states. In 2006, it delivered 41,487 homes and generated consolidated revenues of $14.3 billion. During its 57-year history, the company has constructed nearly 500,000 homes. In 2006, Pulte Homes received the most awards in the J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm, marking the seventh-straight year Pulte achieved this distinction. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,829,908	$2,914,752
Financial Services	39,581	44,857
Other non-operating	1,944	2,967

Total Revenues	$1,871,433	$2,962,576

Pre-tax income (loss):
Homebuilding	$(148,386)	$377,583
Financial Services	13,195	49,344
Other non-operating	(7,357)	(9,383)

Income (loss) before income taxes	(142,548)	417,544

Income taxes (benefit)	(56,876)	154,899

Net income (loss)	$(85,672)	$262,645

EARNINGS PER SHARE - ASSUMING DILUTION:

Net income (loss)	$(.33)	$1.01

Shares used in per share calculations	257,717	260,738

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	March 31,	December 31,	March 31,
	2007	2006	2006
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and equivalents	$116,948	$551,292	$121,013
Unfunded settlements	32,843	72,597	85,488
House and land inventory	9,422,845	9,374,335	9,791,302
Land held for sale	422,089	465,823	313,958
Land, not owned, under option agreements	35,932	43,609	59,938
Residential mortgage loans available-for-sale	336,007	871,350	521,577
Investment in unconsolidated entities	213,824	150,685	246,479
Goodwill	375,677	375,677	375,937
Intangible assets, net	116,892	118,954	125,142
Other assets	906,537	982,034	1,062,182
Deferred income tax assets	171,426	170,518

	$12,151,020	$13,176,874	$12,703,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$1,822,928	$2,180,592	$2,467,467
Unsecured short-term borrowings	—	—	24,500
Collateralized short-term debt, recourse solely to applicable subsidiary assets	286,590	814,707	447,022
Income taxes	33,676	66,267	186,319
Deferred income tax liability	—	—	7,502
Senior notes	3,538,303	3,537,947	3,386,882

Total Liabilities	5,681,497	6,599,513	6,519,692
Shareholders’ Equity	6,469,523	6,577,361	6,183,324

	$12,151,020	$13,176,874	$12,703,016

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
HOMEBUILDING:
Home sales (settlements)	$1,789,282	$2,888,834
Land sales	40,626	25,918

Homebuilding Revenue	1,829,908	2,914,752

Home cost of sales	(1,594,471)	(2,225,966)
Land cost of sales	(56,362)	(21,143)
Selling, general & administrative expense	(281,653)	(284,749)
Other expense, net	(45,808)	(5,311)

Pre-tax income (loss)	$(148,386)	$377,583

FINANCIAL SERVICES:
Pre-tax income	$13,195	$49,344

OTHER NON-OPERATING:
Pre-tax loss:
Net interest income	$954	$1,090
Other expense, net	(8,311)	(10,473)

Total Other non-operating	$(7,357)	$(9,383)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Homebuilding settlement revenues	$1,789,282	$2,888,834

Unit settlements:
Northeast	371	716
Southeast	755	875
Florida	1,027	1,629
Midwest	446	749
Central	896	1,366
Southwest	1,333	2,026
California	592	1,241

	5,420	8,602

Average selling price	$330	$336

Unit net new orders:
Northeast	704	728
Southeast	1,006	1,573
Florida	1,522	1,802
Midwest	759	1,211
Central	885	1,692
Southwest	2,467	2,428
California	1,156	1,291

	8,499	10,725

Net new orders — dollars	$2,912,000	$3,683,000

Unit backlog:
Northeast	1,250	1,605
Southeast	1,959	2,278
Florida	1,707	4,258
Midwest	1,512	1,745
Central	1,309	2,401
Southwest	3,853	5,304
California	1,744	2,349

	13,334	19,940

Dollars in backlog	$4,703,000	$7,096,000

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
MORTGAGE ORIGINATIONS:
Origination volume	5,158	8,091

Origination principal	$1,143,000	$1,744,200

Capture rate percentage	93.0%	89.3%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Interest expense:
Homebuilding (included in home cost of sales)	$47,958	$41,169
Financial Services	4,618	5,301
Other non-operating	990	1,877

Total interest expense	$53,566	$48,347

Depreciation & amortization	$21,660	$18,363